Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Predictive Oncology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(2)	1,921,706	$0.8074 (2)	$1,551,585 (2)	$153.10 per million dollars	$237.55
Total Offering Amounts					$1,551,585		$237.55
Total Fee Offsets							$—
Net Fees Due							$237.55

(1)	Represents shares of common stock, par value $0.01 per share (the “Common Stock”), of Predictive Oncology Inc. (the “Registrant”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported on the Nasdaq Capital Market on July 11, 2025.